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                                                                 EXHIBIT 10.11.2

                       AMENDMENT TO EMPLOYMENT AGREEMENT


This agreement, dated as of September 20, 1999, is by and between Birmingham Steel Corporation, a Delaware Corporation (the "Company"), and Robert A. Garvey (the "Executive") and amends the agreement (the "Employment Agreement") dated January 5, 1996, as amended as of August 10, 1998, between the Executive and the Company.

WHEREAS, the Company and the Executive wish to revise and amend the Employment Agreement in certain respects;

NOW THEREFORE for good and sufficient consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1. Upon termination of Executive's employment with the Company for any reason (including any such termination following the expiration of the Employment Period or the term of the Employment Agreement), the Company shall provide for the continued benefit of Executive for the remainder of Executive's life all benefits equivalent to the benefits provided under the Company's medical, dental and prescription drug plans, programs or arrangements, whether group or individual and whether written or unwritten, in which the Executive was entitled to participate or did participate at any time during the 6-month period prior to the termination date, such benefits to be continued at the same level and at no greater cost to Executive than was in effect during such 6-month period; provided, however, that the coverage hereunder shall be secondary to any
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coverage provided to the Executive from a subsequent employer and, following attainment by the Executive of age 65, the coverage provided hereunder shall be secondary to coverage provided to the Executive by Medicare or other public insurance.

2. The Executive shall participate in the Company's Executive Severance Plan in accordance with the terms and conditions hereof. In the event the Executive becomes entitled to severance payments and benefits both under the Executive Severance Plan and under the Employment Agreement, then the Company shall pay or provide the Executive (a) the higher of the cash severance payment under the Executive Severance Plan and the Early Termination Payment or the Special Termination Payment (as applicable) under the Employment Agreement and (b) employee benefit continuation for the longer of the periods set forth in the Executive Severance Plan and the Employment Agreement; provided, however, that in all cases, the
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provisions of paragraph 1 hereof shall apply with respect to medical, dental and prescription drug plan coverage continuation following termination of Executive's employment.

3. All other provisions of the Employment Agreement shall be unchanged and remain in full force an effect (except for the amendment to the Employment Agreement dated August 10, 1998 which is hereby superseded).


In witness whereof, the Company has caused this Agreement to be executed by its duly authorized Director and the Executive has hereunto set his hand as of the date in year first above written.



                                   ___________________________________
Witness:____________________       By:________________________________
                                   Its:_______________________________



Witness:____________________       Executive:__________________________

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